UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 20, 2005

Eclipsys Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24539	65-0632092
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 Clint Moore Road, Boca Raton, Florida		33487
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	561-322-4321

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Eclipsys Corporation (the "Company") entered into an Employment Agreement dated as of October 24, 2005, pursuant to which it agreed to employ R. Andrew Eckert as its president and chief executive officer. See Item 5.02 for a description of the employment agreement and related agreements.

On October 17, 2005, the board of directors of the Company approved the Company’s 2005 Inducement Grant Stock Incentive Plan (the "Plan") to provide terms and conditions to govern inducement grants made by the Company under Section 4350(i)(1)(A)(iv) of the NASD Marketplace Rules ("Inducement Grants").

Inducement Grants may be made under the Plan for up to 1,200,000 shares of the Company’s Common Stock (subject to adjustment in the event of stock splits and other similar events). The Company’s board of directors may increase the number of shares available for Inducement Grants under the Plan from time to time in its discretion. Inducement Grants under the Plan may be made to prospective and newly hired employees of the Company and its subsidiaries.

The Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. Stock options have a maximum term of ten years and a minimum exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant. The exercise price of stock options may be paid in cash, through broker’s cashless exercise, subject to certain conditions through surrender of shares of the Company’s Common Stock, or any other lawful means.

Prior to vesting, stock options may not be exercised and restricted stock is subject to restrictions on transfer and repurchase by the Company upon termination of employment.

Awards may be subject to such vesting and performance conditions as the board may determine, directly or by delegated authority. Typical vesting for stock options is 20% of the shares subject to the award on the first anniversary of the date of grant, and the balance ratably over the following 48 months. Restricted stock awards granted under the Plan typically vest over five years in nine installments as follows: (i) on the June 1 or December 1 next following the first anniversary of the date of grant, 20% plus 1.667% for each full calendar month elapsed from the first anniversary of the date of grant until the first vesting date; (ii) on each succeeding June 1 and December 1, 10% until seven such installments have vested; and (iii) on the next succeeding June 1 or December 1, 10% less the amount in excess of 20% vested on the first vesting date. Additional or alternative vesting requirements may be imposed in connection with any award.

In case of a change in control of the Company (as defined in the Plan), subject to other provisions applicable to specific awards, generally (i) the successor is required to assume outstanding awards and any awards not so assumed will vest in full, and (ii) awards granted to any recipient whose employment is terminated by the Company or the successor without cause or by the recipient with good reason (as such terms are defined in the Plan) before the first anniversary of the change in control will vest in full.

The Plan is administered by the Company’s board of directors, acting directly or by delegated authority. The administrator may amend or accelerate awards. A copy of the Plan is attached hereto as Exhibit 10.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Appointment of new principal executive officer.

Eclipsys Corporation announced on October 20, 2005 that its Board of Directors has named R. Andrew Eckert president and chief executive officer, completing its previously announced search for a permanent CEO. Mr. Eckert will begin working with Eclipsys immediately and will assume the roles of president and chief executive officer on November 14, 2005. Mr. Eckert will replace Eugene V. Fife, who became the interim president and CEO of Eclipsys in April 2005. Mr. Fife will continue in his role as chairman of the board of directors of Eclipsys. The board of directors of Eclipsys has also appointed Mr. Eckert to the board effective November 14, 2005, to fill a vacancy in Class I.

Since January 2002, Mr. Eckert has been chief executive officer of SumTotal Systems, Inc., a leading provider of learning and business performance technologies and services, and one of its predecessor companies, Docent, Inc. Previously, Eckert spent 11 years with ADAC Laboratories, a global leader in nuclear medicine and radiation therapy planning systems, where he served as chief executive officer (1997 to 2001), chairman (from 1999 until its sale to Philips Medical Systems in December 2000), and president (1994 to 1997). He joined ADAC in 1990. During Eckert’s tenure, ADAC expanded its annual revenues from $50 million to nearly $350 million. Mr. Eckert also serves on the boards of directors of Connetics Corporation, a specialty pharmaceuticals company, and Varian Medical Systems, Inc., a manufacturer of integrated cancer therapy systems.

Eclipsys has entered into an at-will employment agreement with Mr. Eckert pursuant to which he will receive an annual salary of $650,000. He will receive no bonus for the balance of 2005. For 2006 he will receive a guaranteed bonus of $400,000. In following years, his bonus target will be $400,000 and his actual bonus payment will be based upon performance against an annual bonus plan to be established by the board. Mr. Eckert is also entitled to receive reimbursement of up to $25,000 per year beginning in 2006 for expenses he incurs for tax preparation, legal and other professional fees.

In addition, Mr. Eckert’s compensation includes 150,000 restricted shares of Eclipsys common stock and non-qualified options to purchase up to 525,000 shares of Eclipsys common stock, all to be granted to him on November 14, 2005. The restricted stock has a purchase price of $.01 per share, is subject to contractual restrictions on transfer until vested, and vests over five years, with the first 20 percent vesting on December 1, 2006, and an additional 10 percent vesting each June 1 and December 1 thereafter for the following four years. The stock options have a 10-year term, an exercise price per share equal to the fair market value of Eclipsys common stock on the date of grant, and vest over five years, with the first 20 percent vesting on December 1, 2006, and the remaining 80 percent vesting in 48 equal consecutive monthly installments thereafter. Vesting of the restricted stock and stock options is contingent upon continued employment and is subject to acceleration under certain circumstances. The restricted stock and stock options are being awarded as inducement grants under Section 4350(i)(1)(A)(iv) of the NASD Marketplace Rules.

Under Mr. Eckert's employment agreement, if Eclipsys were to terminate his employment without cause, or if he were to terminate his employment with good reason (as cause and good reason are defined in the employment agreement), he would be entitled to continuation of his salary and target bonus and health insurance benefits for 18 months, as well as 12 months' additional vesting of his restricted stock and stock options and payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination without regard to any performance requirements. In addition, if such a termination were to occur within the first year of Mr. Eckert's employment, then in lieu of the pro-rata bonus for the time he served, he would also be entitled to his guaranteed bonus for 2006 and the first year's scheduled vesting for his restricted stock and stock options.

If a change in control of Eclipsys (as defined in the employment agreement) were to occur, and Eclipsys or its successor were to terminate Mr. Eckert's employment without cause, or if he were to terminate his employment with good reason, within two years following the change in control, or within 180 days before and in anticipation of the change in control, then in lieu of the severance benefits described above, Mr. Eckert would be entitled to continuation of his salary and target bonus and health insurance benefits for 24 months, as well as acceleration of vesting of all of his stock options and restricted stock and payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination without regard to any performance requirements. He would also be entitled to gross-up payments to offset the effect of any applicable excess parachute payments tax.

However, Mr. Eckert's employment agreement imposes certain limits on his rights to severance benefits, as follows: (i) for each Dollar by which the value of his stock options and restricted stock that is already vested or that vests in connection with the termination of employment exceeds $6 million, his cash severance will be reduced by one Dollar; (ii) for each Dollar by which the value of his stock options and restricted stock that is already vested at the time of termination of employment (other than in connection with a change in control) exceeds $6 million, the value of his equity awards that would otherwise vest on an accelerated basis as a result of the termination will be reduced by one Dollar; (iii) if a change in control of Eclipsys occurs within the first year of Mr. Eckert's employment, or within 180 days following, and pursuant to, a definitive agreement that is signed within the first year of Mr. Eckert's employment, and Mr. Eckert's employment is terminated such that he becomes entitled to severance benefits in connection with the change in control, the value of his equity awards already vested at the time of termination plus the value of equity awards accelerating as a result of the change in control plus the value of his cash severance benefits (other than continuation of insurance) will be capped at $8 million (provided that if the value of his equity that is already vested at the time of termination exceeds $8 million without any severance benefits, he is not required to return any of the excess); and (iv) if the successor in any change in control of Eclipsys offers Mr. Eckert the CEO position, or another position that is professionally comparable to his role with Eclipsys (as more fully described in the employment agreement), then he is not entitled to terminate his employment with good reason due to a change in his responsibilities.

In connection with his employment, Mr. Eckert has also entered into an Agreement re Specified Acts with Eclipsys providing that if at any time within two years following termination of his employment, he becomes employed by or affiliated with any of certain specified competitors, Eclipsys may cancel any equity awards made to him, whether or not vested, recover the value he may have realized upon sale of shares underlying equity awards during the two preceding years, and cease any severance payments and recover any severance already paid in excess of $200,000.

Copies of the Employment Agreement and the Agreement re Specified Acts are attached hereto as Exhibits 10.2 and 10.3, respectively. Attached to the Employment Agreement are various exhibits detailing the terms of Mr. Eckert's restricted stock and stock options.

Item 9.01 Financial Statements and Exhibits.

See the exhibit index.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eclipsys Corporation

October 21, 2005	By:	/s/ Brian W. Copple

Name: Brian W. Copple
Title: Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Eclipsys Corporation 2005 Inducement Grant Stock Incentive Plan
10.2	Employment Agreement between Eclipsys Corporation and R. Andrew Eckert dated as of October 24, 2005
10.3	Agreement re Specified Acts between Eclipsys Corporation and R. Andrew Eckert dated as of October 24, 22005